Scout Funds
Officer’s Certificate

THE UNDERSIGNED, Secretary of Scout Funds (the “Trust”), a multi-series Delaware statutory trust registered as an open-end, management investment company under the Investment Company Act of 1940, as amended, does hereby certify that the following preambles and resolutions re-designating the existing class of shares of the Scout Unconstrained Bond Fund (the “Fund”) as Institutional Class shares and creating a new class of shares of the Fund as Class Y shares, were duly adopted and became effective on October 31, 2012 via written consent of the Board of Trustees of the Trust (the “Board”), all in accordance with the laws of the State of Delaware and pursuant to Article III, Sections 1, 5 and 6 of the Trust’s Agreement and Declaration of Trust (the “Declaration”), and that such resolutions are incorporated by reference into the Agreement and Declaration of Trust in accordance with Article III, Section 6 thereof.

WHEREAS, Section 6 of Article III of the Declaration of the Trust authorizes the Board of the Trust to divide the series of the Trust into separate classes of shares, with such variations in the relative rights and preferences between the different classes as shall be fixed and determined by the Board; and

WHEREAS, the Board previously established and designated the Fund as a series of shares of beneficial interest in the Trust.

NOW, THEREFORE, IT IS

RESOLVED, that pursuant to Article III, Section 6 of the Trust’s Declaration, all existing and outstanding shares of the Fund are hereby designated as “Institutional Class” shares, and the issuance of an unlimited number of such shares of beneficial interest of the Trust are authorized; and it is

FURTHER RESOLVED, that pursuant to Article III, Section 6 of the Trust’s Declaration, a class of shares of the Fund is hereby established and designated as “Class Y” shares, and the issuance of an unlimited number of such shares of beneficial interest of the Trust are authorized; and it is

FURTHER RESOLVED, that the appropriate officers of the Trust be, and each of them hereby is, authorized and directed to prepare a certificate evidencing the Board’s above designation of the existing shares of the Fund as Institutional Class shares and the establishment and designation of Class Y shares of the Fund and to insert a copy of such certificate in the Trust’s minute book and to see that a copy is kept at the Trust’s principal office for the transaction of its business.

IN WITNESS WHEREOF, I have hereunto set my hand as such officer of the Trust as of the 13th day of December, 2012.

SCOUT FUNDS

/s/ Jessica A. Schubel
By: Jessica A. Schubel, Secretary

Filed with the minutes of the proceedings of the Trust this 13th day of December, 2012.